The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

Amendment No. 1 dated April 6, 2022†
to the PRELIMINARY PRICING SUPPLEMENT

Dated April 6, 2022

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-253432

(To Prospectus dated March 4, 2022)

UBS AG Phoenix Autocallable Notes with Memory Interest

UBS AG $• linked to the performance of Silver due April 21, 2023

Investment Description

UBS AG Phoenix Autocallable Notes with Memory Interest (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the performance of silver (the “underlying asset”), as determined by reference to the London Bullion Market Association (“LBMA”) Silver Price (the “commodity price”, as discussed herein under “Information About the Underlying Asset”). UBS will pay a contingent interest payment on the related interest payment date, plus any previously unpaid contingent interest payments, if the commodity price (in the case of any interest observation date other than the valuation date) or the arithmetic average of the commodity price of the underlying asset on each of the averaging dates (the “final price”) (in the case of the valuation date) is equal to or greater than the interest barrier. Otherwise, no contingent interest payment will be paid on that interest payment date. UBS will automatically call the Notes early if the commodity price of the underlying asset on any autocall observation date is equal to or greater than the call threshold level, which is a price of the underlying asset that is equal to a percentage of its initial price, as indicated below. The “initial price” of the underlying asset was determined by the calculation agent on the strike date and was not equal to the actual commodity price of the underlying asset on the strike date. If the Notes are called, UBS will pay you the principal amount of your Notes on the first following interest payment date plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the commodity price of the underlying asset was less than the interest barrier, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called prior to maturity and the final price is equal to or greater than the trigger price, which is the same price as the interest barrier, UBS will pay you a cash payment at maturity equal to the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the commodity price of the underlying asset was less than the interest barrier. If, however, the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will pay you less than the full principal amount, if anything, resulting in a percentage loss on your investment that is equal to the percentage decline in the commodity price of the underlying asset from the initial price to the final price (the “underlying return”) and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. The contingent repayment of principal only applies if you hold the Notes to maturity. Contingent interest payments should not be viewed as periodic interest payments. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Contingent Interest Payments —If the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay a contingent interest payment on the related interest payment date, plus any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature. For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on such later interest payment date, it will not be made again on any subsequent interest payment date. If the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) and the final price (in the case of the valuation date) are less than the interest barrier on each of the interest observation dates, you will receive no contingent interest payments during the term of, and will not receive a positive return on, the Notes.
❑	Automatically Callable — If the commodity price of the underlying asset on any autocall observation date is equal to or greater than the call threshold level, UBS will automatically call the Notes and pay you the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature. If the Notes are not called, investors will have the potential for downside market risk at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been automatically called and the final price of the underlying asset is equal to or greater than the trigger price, UBS will repay your principal amount per Note at maturity. If, however, the Notes are not called and the final price of the underlying asset is less than the trigger price, UBS will repay less than the principal amount, if anything, resulting in a percentage loss on your investment that is equal to the underlying return. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Strike Date	April 5, 2022
Trade Date*	April 6, 2022
Settlement Date*	April 11, 2022
Interest Observation Dates**	Quarterly (see page 4)
Autocall Observation Dates**	Quarterly (see page 4)
Averaging Dates**	April 12, 2023, April 13, 2023, April 14, 2023, April 17, 2023 and the valuation date
Valuation Date**	April 18, 2023
Maturity Date**	April 21, 2023

* We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**Subject to postponement in the event of a market disruption event, as described “Market Disruption Events” and “Permanent Disruption Events; Alternative Method of Calculation” herein.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes may have the same downside market risk as that of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The “initial price” of the underlying asset was determined by the calculation agent on the strike date and was not equal to the actual commodity price of the underlying asset on the strike date. The remaining terms of the Notes were also set on the strike date. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 minimum investment), and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Contingent Interest Payment	Initial Price*	Call Threshold Level	Trigger Price	Interest Barrier	CUSIP	ISIN
Silver	SLVRLN	$28.275	2,428.60¢	2,428.60¢, which is 100.00% of the Initial Price	1,942.88¢, which is 80.00% of the Initial Price	1,942.88¢, which is 80.00% of the Initial Price	90279D4N3	US90279D4N39

* The calculation agent determined the initial price of the underlying asset on the strike date based on observed prices of the underlying asset at the time selected by J.P. Morgan Securities LLC as placement agent. The initial price is lower than the commodity price of the underlying asset on the strike date.

The estimated initial value of the Notes as of the trade date is expected to be between $945.30 and $975.30. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 8 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in this document and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of Silver	$•	$1,000.00	$•	$10.00	$•	$990.00
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any underwriting discount or fees.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $10.00 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

†This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement related hereto dated April 6, 2022 in its entirety.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus), with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read this document and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access this document on the SEC website at www.sec.gov as follows:

♦	Prospectus dated March 4, 2022: https://www.sec.gov/Archives/edgar/data/1114446/000119312522066322/d319986d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Notes” refer to the Phoenix Autocallable Notes with Memory Interest that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated March 4, 2022.

This document, together with the document listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus and this document, the terms set forth herein will govern.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement related hereto dated April 6, 2022 in its entirety.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate the loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You believe that (i) the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) will be equal to or greater than the interest barrier on the specified observation dates (including the valuation date) and (ii) the final price will be equal to or greater than the trigger price on the valuation date.
♦	You understand and accept that you will not participate in any appreciation in the price of the underlying asset and that your potential return is limited to the contingent interest payments indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations in the commodity price of the underlying asset.
♦	You are willing to invest in the Notes based on the contingent interest payment and call threshold level indicated on the cover hereof.
♦	You do not seek guaranteed current income from this investment.
♦	You are willing to invest in the Notes based on the trigger price and interest barrier indicated on the cover hereof.
♦	You are willing to invest in Notes that may be called early and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You fully understand and are willing to accept the risks associated with an investment in commodities generally and the underlying asset specifically.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You believe that (i) the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) will decline during the term of the Notes and is likely to be less than the interest barrier on the specified observation dates or (ii) the final price is likely to be less than the trigger price on the valuation date.
♦	You seek an investment that participates in the full appreciation in the price of the underlying asset or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations in the commodity price of the underlying asset.
♦	You are unwilling to invest in the Notes based on the contingent interest payment or call threshold level indicated on the cover hereof.
♦	You seek guaranteed current income from this investment.
♦	You are unwilling to invest in the Notes based on the trigger price or interest barrier indicated on the cover hereof.
♦	You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold such the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.
♦	You do not understand or are unwilling to accept the risks associated with an investment in commodities generally and the underlying asset specifically.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 54 weeks, unless called earlier.
Underlying Asset	Silver, as determined by reference to the LBMA Silver Price (Bloomberg Ticker: SLVRLN <INDEX>), as described further under “Information About the Underlying Asset” herein.
Commodity Price(1)	For any Trading Day, the official London silver price in U.S. cents per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents per troy ounce gross, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and displayed on the applicable Bloomberg Professional® service (“Bloomberg”) page that displays the price effective as of that day, as described further above and herein under “Information About the Underlying Asset”.
Contingent Interest Payment

If the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) is equal to or greater than the interest barrier on any interest observation date, UBS will pay you the contingent interest payment applicable to such interest observation date on the corresponding interest payment date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature.

If the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) is less than the interest barrier on any interest observation date, the contingent interest payment applicable to such interest observation date will not be payable and UBS will not make any payment to you on the corresponding interest payment date.

The contingent interest payment is a fixed amount. Each contingent interest payment will be $28.275 on any interest payment date where the above conditions are satisfied.

Memory Interest Feature

If a contingent interest payment is not made on an interest payment date (other than the maturity date) because the commodity price of the underlying asset is less than the interest barrier on the related interest observation date, such contingent interest payment will be made on a later interest payment date if the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) , as applicable, is equal to or greater than the interest barrier on the relevant interest observation date.

For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on a later interest payment date, it will not be made again on any subsequent interest payment date.

If the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) and the final price (in the case of the valuation date) are less than the interest barrier on each of the interest observation dates, you will receive no contingent interest payments during the term of, and will not receive a positive return on, the Notes.

Automatic Call

The Notes will be called automatically if the commodity price of the underlying asset on any autocall observation date is equal to or greater than the call threshold level.

If the Notes are called, UBS will pay you on the corresponding interest payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the commodity price of the underlying asset was less than the interest barrier. No further amounts will be owed to you under the Notes.
Autocall Observation Dates(2)	The dates specified on page 4 herein.
Call Settlement Date(2)	If the Notes are called, the call settlement date will be the first interest payment date following such autocall observation date.
Payment at Maturity (per Note)

If the Notes are not called and the final price is equal to or greater than the trigger price, on the maturity date UBS will pay you a cash payment equal to the principal amount.

As discussed under “Contingent Interest Payment”, UBS will also pay any contingent interest payment(s) otherwise due and any previously unpaid contingent interest payments in respect of any previous interest observation dates pursuant to the memory interest feature.

If the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will pay you an amount that is less than the principal amount, if anything, resulting in a percentage loss on your investment that is equal to the underlying return, for an amount equal to:

$1,000 + ($1,000 x Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Call Threshold Level(1)	A specified price of the underlying asset that is equal to a percentage of the initial price, as indicated on the cover hereof and as determined by the calculation agent.
Trigger Price(1)	A specified price of the underlying asset that is less than the initial price, equal to a percentage of the initial price as indicated on the cover hereof and as determined by the calculation agent.
Interest Barrier(1)	A specified price of the underlying asset that is less than the initial price, equal to a percentage of the initial price as indicated on the cover hereof and as determined by the calculation agent.
Initial Price(1)	The initial price of the underlying asset was determined by the calculation agent on the strike date based on observed prices of the underlying asset at the time selected by J.P. Morgan Securities LLC as placement agent, as indicated on the cover hereof. The initial price of the underlying asset is lower than the commodity price of the underlying asset on the strike date.
Final Price(1)	The arithmetic average of the commodity price of the underlying asset on each of the averaging dates, as determined by the calculation agent.
Averaging Dates(2)	April 12, 2023, April 13, 2023, April 14, 2023, April 17, 2023 and the valuation date. We also refer to April 18, 2023 as the valuation date.
Interest Observation Dates(2)	The dates specified on page 4 herein.
Interest Payment Dates(2)	The dates specified on page 4 herein.
(1)	As determined by the calculation agent and as may be adjusted in the case of certain events as described under “Market Disruption Events” and “Permanent Disruption Events; Alternative Method of Calculation” herein.
(2)	Subject to postponement by the Calculation Agent as described under “Market Disruption Events” herein.

2

Investment Timeline

Strike Date	The initial price of the underlying asset is determined by the calculation agent based on observed prices of the underlying asset at the time selected by J.P. Morgan Securities LLC as placement agent and the final terms of the Notes are set.
¯
Each Interest Observation Date

If the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) is equal to or greater than the interest barrier on any interest observation date, UBS will pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature.

If the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) is less than the interest barrier on any interest observation date, UBS will not pay you the contingent interest payment applicable to such interest observation date on the corresponding interest payment date.

¯
Each Autocall Observation Date	If the commodity price of the underlying asset is equal to or greater than the call threshold level on any autocall observation date, the Notes will be called automatically and UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount. As discussed above, UBS will also pay any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature on the call settlement date.
¯
Maturity Date

The commodity price of the underlying asset is observed on each of the averaging dates and the final price is calculated on the valuation date.

If the Notes are not called and the final price is equal to or greater than the trigger price, on the maturity date UBS will pay you a cash payment per Note equal to the principal amount.

As discussed under “Contingent Interest Payment”, UBS will also pay any contingent interest payment otherwise due and any previously unpaid contingent interest payments in respect of any previous interest observation dates pursuant to the memory interest feature.

If the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will pay you an amount per Note that is less than the principal amount, if anything, resulting in a percentage loss on your investment that is equal to the underlying return, for an amount equal to:

$1,000 + ($1,000 x Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you will lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final price is less than the trigger price, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

3

Interest Observation Dates(1) and Interest Payment Dates(1)(2)

Interest Observation Dates	Interest Payment Dates
July 18, 2022*	July 21, 2022**
October 18, 2022*	October 21, 2022**
January 18, 2023*	January 23, 2023**
Valuation Date	Maturity Date
*	This date is also an autocall observation date.
**	This date is also a potential call settlement date.
(1)	Subject to applicable postponements and adjustment in the case of the market disruption event provisions set forth under “Market Disruption Events” and the disruption event provisions set forth under “Permanent Disruption Events; Alternative Method of Calculation” herein.
(2)	Three business days following each interest observation date, except that the interest payment date with respect to the valuation date is the maturity date.

4

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. Some of the risks that apply to the Notes are summarized below, but we also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not called and the final price is less than the trigger price, you will lose a significant portion or all of your initial investment in an amount proportionate to the underlying return and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them for a loss relative to your initial investment even if the then-current price of the underlying asset is equal to or greater than the trigger price.
♦	You may not receive any contingent interest payments — UBS will not necessarily pay contingent interest payments on the Notes, and thus contingent interest payments should not be viewed as periodic interest payments. If the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment on the related interest payment date. However, if a contingent interest payment is not made on an interest payment date (other than the maturity date) because the commodity price of the underlying asset is less than the interest barrier on the related interest observation date, such contingent interest payment will be made on a later interest payment date if the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date), as applicable, is equal to or greater than the interest barrier on the relevant interest observation date. If the commodity price and the final price, as applicable, of the underlying asset are less than the interest barrier on all of the interest observation dates, UBS will not pay you any contingent interest payments during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent interest payments coincides with a period of greater risk of principal loss on your Notes.
♦	The initial price of the underlying asset was determined by the calculation agent on the strike date based on observed prices of the underlying asset at the time selected by J.P. Morgan Securities LLC as placement agent and is lower than the commodity price of the underlying asset on the strike date — The initial price of the underlying asset was determined by the calculation agent on the strike date based on observed prices of the underlying asset at the time selected by J.P. Morgan Securities LLC as placement agent. The initial price of the underlying asset is lower than the commodity price of the underlying asset on the strike date. All things being equal, a lower initial price (relative to the commodity price on strike date) increases the likelihood that the Notes will be automatically called, which could adversely affect your return on the Notes.
♦	Your potential return on the Notes is limited, you will not participate in any appreciation of the underlying asset and you will not have the same rights as holders of the underlying asset — The return potential of the Notes is limited to the pre-specified contingent interest payments, regardless of the appreciation of the underlying asset. In addition, the total return on the Notes will vary based on the number of observation dates on which the requirements of the contingent interest payments have been met prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any contingent interest payments or any other payment with respect to any interest observation dates after the applicable call settlement date. Since the Notes could be called as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. For the avoidance of doubt, the fees and commissions described on the cover hereof will not be rebated if the Notes are automatically called. If the Notes are not called, you will not participate in any appreciation in the commodity price of the underlying asset even though you will be subject to the underlying asset's risk of decline. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying asset.
♦	Payment at maturity based on averaging over the final averaging dates — The amount payable at maturity, if any, will be calculated by reference to the arithmetic average of the commodity prices of the underlying asset on each of the averaging dates. Therefore, in calculating the final price, beneficial performance of the underlying asset as of some averaging dates may be moderated, or wholly offset, or even reversed by the performance of the underlying asset on other averaging dates. As a result, the payment at maturity you receive, if any, may be less than if it were based solely on the commodity price of the underlying asset on the valuation date.
♦	A higher contingent interest payment, or lower trigger price and interest barrier, may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent interest payments, call threshold level, interest barrier and trigger price, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the commodity price of the underlying asset. The greater the expected volatility of the underlying asset as of the strike date, the greater the expectation is as of that date that the commodity price of the underlying asset (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) could be less than the interest barrier on the specified interest observation dates and that the final price could be less than the trigger price on the valuation date and, as a consequence, indicates an increased risk of not receiving a contingent interest payment and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent interest payment than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower trigger price and/or interest barrier than those terms on otherwise comparable securities. Therefore, a relatively higher contingent interest payment may indicate an increased risk of loss. Further, a relatively lower trigger price and/or interest barrier may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent interest payments. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

5

♦	Reinvestment risk — The Notes will be called automatically if the commodity price of the underlying asset is equal to or greater than the call threshold level on any autocall observation date. Conversely, the Notes will not be subject to an automatic call if the commodity price of the underlying asset is less than the call threshold level on any autocall observation date, which generally coincides with a period of greater risk of receiving few or no contingent interest payments or principal loss on your Notes. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs. Because the Notes may be called as early as the first potential call settlement date, you should be prepared in the event the Notes are called early.
♦	The determination as to whether the Notes are subject to an automatic call, or any contingent interest payment is due, or the formula for calculating the payment at maturity of the Notes do not take into account all developments in the price of the underlying asset — Changes in the price of the underlying asset during the periods between each interest observation date, autocall observation date and/or averaging date may not be reflected in the determinations as to whether the contingent interest payment is payable to you on any interest payment date, whether the Notes are subject to an automatic call, or the calculation of any amount payable at maturity of the Notes.
The calculation agent will determine whether the contingent interest payment is payable to you on any interest payment date by observing only whether the commodity price of the underlying asset or final price, as applicable, on the corresponding interest observation date is equal to or greater than the interest barrier. Similarly, the calculation agent will determine whether the Notes are subject to an automatic call by observing only the commodity price of the underlying asset on any autocall observation date.
The calculation agent will calculate the payment at maturity by comparing only the final price relative to the initial price. No other prices or values will be taken into account. As a result, you may lose a significant portion or all of your principal amount even if the price of the underlying asset has risen at certain other times during the term of the Notes.

Risks Relating to Characteristics of the Underlying Asset

♦	Market risk — Any return on the Notes is directly linked to the performance of the underlying asset. The market value of your Notes may fluctuate between the date you purchase them and the valuation date when the calculation agent will determine your payment at maturity, if any. Changes in the price of the underlying asset result over time from the interaction of many factors directly or indirectly affecting economic and political conditions and a variety of economic, financial, political, regulatory, or judicial events. These factors may result in the commodity price for the underlying asset declining substantially. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect supply and demand for the underlying asset. You, as an investor in the Notes, should make your own investigation into the underlying asset, the commodity markets generally and the merits of an investment linked to the underlying asset.
Market prices of commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The price of any one commodity may be correlated to a greater or lesser degree with any other commodity and factors affecting the general supply and demand as well as the prices of other commodities may affect the price of silver. The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Many commodities are also highly cyclical. These factors, some of which are specific to the nature of each such commodity, may affect the price of the underlier in varying ways, and different factors may cause the values of different commodities, including silver, to move in inconsistent directions at inconsistent rates. This, in turn, may adversely affect the market value of, and return on, the notes. It is not possible to predict the aggregate effect of all or any combination of these factors. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.
♦	The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Notes does not constitute either an investment in commodities directly, futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “— Risks Relating to Liquidity and Secondary Market Price Considerations — There may be little or no secondary market for the Notes” below. In addition, the proceeds UBS receives from the sale of the Notes will not be used to purchase or sell any commodities, commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with, and regulated by, the CFTC as a commodity pool operator.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the commodity price of the underlying asset will rise or fall. The commodity price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset. You should be willing to accept the risks associated with the relevant markets tracked by commodities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.
♦	The historical performance of the underlying asset should not be taken as an indication of the future performance of the underlying asset during the term of the Notes — The historical performance of the underlying asset should not be taken as an indication of the future performance of the underlying asset. It is impossible to predict whether the commodity price of the underlying asset will rise or fall and, therefore, whether the contingent interest payment will be paid for any period during the term of the Notes and the payment at maturity, if any.

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♦	Legal and regulatory risks — The price of silver may be affected by the price and supply of futures and forward contracts related to silver. Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, other governmental or regulatory bodies (such as the European Commission) have passed or proposed, or may propose in the future, legislation or regulations affecting commodity transactions. The effect on the value of the Notes of any future regulatory changes is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the Notes and may affect the market value of, and return on, the Notes.
♦	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally — The payment on the Notes is linked exclusively to the price of a single commodity (silver) and not to a diverse basket of commodities or a broad-based commodity index. The price of the underlying asset may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the Notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The prices of many individual commodities may be, and have recently been, highly volatile, and there can be no assurance that the volatility will lessen.
♦	The Notes are subject to risks associated with silver; the price of silver is highly volatile due to a number of factors — Because the Notes are linked to silver, we expect that generally the market value of the Notes will depend in part on the market price of silver and the volatility of silver and related options, futures or forward contracts (including the frequency and magnitude of price increases and decreases in silver or related options, futures or forward contracts). The price of silver is primarily affected by the global demand for and supply of silver which, in turn, is affected by numerous factors, including: political events; weather; agriculture; disease; labor activity; technological developments; direct government activity (such as embargoes); and other supply disruptions in major producing or consuming regions of silver. The price volatility of silver also affects the value of the futures and forward contracts related to silver and therefore the price of silver at any such time. In addition, the market for silver bullion is global, and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is usually quoted), interest rates, silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Silver prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of silver by the official sector, including central banks and other governmental agencies and multilateral institutions that hold silver. Additionally, silver prices may be affected by levels of silver production, production costs and short-term changes in supply and demand due to trading activities in the silver market. From time to time, above-ground inventories of silver may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of silver has recently been, and may continue to be, extremely volatile. These factors may adversely affect the performance of the underlying asset and the market value of, and return on, the Notes.
♦	Prices of commodities are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying asset and, as a result, the market value of, and return on, the Notes.
♦	The Notes are subject to risks associated with the precious metals sector — The price of the underlying asset is subject to risks associated with the precious metals sector. Global prices of precious metals commodities, including silver, are primarily affected by the global demand for and supply of those commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. Demand for precious metals is significantly influenced by the level of global industrial economic activity. Prices for precious metals are affected by governmental programs and policies, national and international political and economic events, expectations with respect to the rate of inflation, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, government intervention, embargoes and tariffs. Sudden disruptions in the supplies of precious metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power, may cause prices of precious metals futures contracts to become extremely volatile and unpredictable. In addition, prices for precious metals can be affected by numerous other factors, including jewelry demand and production levels.
♦	Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Notes — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These disruptions could affect the price of the underlying asset and could therefore adversely affect the market value of, and return on, the Notes.
♦	An investment in the Notes is subject to risks associated with the LBMA and the LBMA has no obligation to consider your interests — The Notes are linked to silver, which is traded on the London Silver Market and the commodity price is determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants and is a principals’ market which operates in a manner more closely analogous to an over the counter physical commodity market than regulated futures markets. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA ceases operations, or if trading of silver becomes subject to a value-added tax or other tax or any other form of regulation currently not in place, the role of LBMA prices as a global benchmark for the value of the underlying asset may be adversely affected. The LBMA may alter, discontinue or suspend calculation or dissemination of the fixing price of silver, which could adversely affect the value of the Notes. The LBMA has no obligation to consider your interests in calculating or revising the fixing price of silver.
♦	An investment in the Notes is subject to risks associated with non-U.S. exchanges or markets — The Notes are linked to silver, whose price is determined by the LBMA or an independent service provider appointed by the LBMA. Investments in securities linked to the value of commodities whose prices are determined by non-U.S. markets or commodity futures contracts that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

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Estimated Value Considerations

♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price of the underlying asset, volatility and global supply and demand in the commodity markets generally and in the underlying asset specifically, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Liquidity and Secondary Market Price Considerations— The market value of the Notes may be influenced by unpredictable factors” below and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We have determined the economic terms of the Notes on the strike date and we may hedge our obligations, at least in part, prior to, on or after the strike date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the commodity price of the underlying asset on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of, and return on, the Notes include:
•	the actual and expected volatility (i.e., the frequency and magnitude of changes) of the price of the underlying asset;
•	economic, financial, political, military, regulatory, legal and other events that affect the applicable commodities markets generally, and which may affect the price of the underlying asset;
•	the time remaining to maturity of the Notes;
•	interest and yield rates in the market generally;

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•	factors specific to silver, as discussed under “Risks Relating to Characteristics of the Underlying Asset — The Notes are subject to risks associated with silver; the price of silver is highly volatile due to a number of factors”;
•	global supply and demand in the commodity markets generally and for the underlying asset specifically;
•	supply and demand for the Notes; and
•	the financial condition and creditworthiness of UBS.

Risks Relating to Hedging Activities and Conflicts of Interest

♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset, may adversely affect the performance and, therefore, the market value of, and return on, the Notes.
♦	Potential conflict of interest — There are potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent determined the initial price and will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes based on the observed commodity price of the underlying asset on the relevant date. The calculation agent can postpone the determination of the initial price and the final price of the underlying asset on the valuation date or the determination of the commodity price on any interest observation date (including the valuation date) or autocall observation date, if a disruption event occurs and is continuing on that date. As UBS determines the economic terms of the Notes, including the contingent interest payment, call threshold level, interest barrier and the trigger price, and such terms include hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	The calculation agent may postpone any interest observation date (including the valuation date) or autocall observation date and thus an interest payment date, call settlement date or the maturity date, respectively, upon the occurrence of a market disruption event, replace the underlying asset upon the occurrence of a permanent disruption event or adjust the calculation of the underlying asset or successor upon an alternative method of calculation — If the calculation agent determines that a market disruption event has occurred or is continuing on any interest observation date (including the valuation date) or autocall observation date, the affected date may be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, the calculation agent will make the relevant determination based on the commodity price of the underlying asset on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will the relevant date be postponed by more than ten trading days. As a result, the relevant interest payment date or the call settlement date for the Notes could also be postponed, although not by more than ten trading days.
If any such observation date (including the valuation date) is postponed to the last possible day as described above, but a market disruption event occurs and is continuing on that day, that day will nevertheless be the relevant date. If the commodity price of the underlying asset is not available on that day, either because of a market disruption event or for any other reason, the calculation agent will estimate the commodity price of the underlying asset that would have prevailed in the absence of the market disruption event or such other reason. See “Market Disruption Events” herein.
Alternatively, if the calculation agent determines that a permanent disruption event has occurred, the calculation agent may replace the underlying asset with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying asset, and such commodity price on each interest observation date (including the valuation date), autocall observation date will be determined by reference to the commodity prices of such successor commodity future at the close of trading on such relevant exchange on each date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying asset and the successor commodity future. In addition, if the calculation agent determines that an alternative method of calculation with respect to the underlying asset or successor commodity future has occurred, the calculation may make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset or successor commodity future, as applicable. See “Permanent Disruption Events; Alternative Method of Calculation” herein.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial and commodity markets, including precious metals markets, and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes, the commodity and precious metals markets generally and the underlying asset to which the Notes are linked.
♦	You must rely on your own evaluation of the merits of an investment linked to the underlying asset — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying asset. These views are sometimes communicated to clients who participate in precious metals markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in precious metals markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in precious metals markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the precious metals markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future commodity prices of the underlying asset.

Risks Relating to General Credit Characteristics

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payment with respect to an automatic call, contingent interest payment or any contingent repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

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♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt to equity” swap), and/or (d) the partial or full write off of obligations owed by UBS (a “write off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt to equity swap and/or a write off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt to equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt to equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read the discussion herein under “What Are the Tax Consequences of the Notes?” and consult your tax advisor about your tax situation.

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Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms are indicated on the cover hereof; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 54 weeks
Initial Price:	$100.00
Contingent Interest Payment per Interest Payment Date:	$28.275
Interest Observation Dates:	The dates specified on page 4 herein.
Autocall Observation Dates:	The dates specified on page 4 herein.
Call Threshold Level:	$100.00 (which is 100.00% of the Initial Price)
Trigger Price:	$80.00 (which is 80.00% of the Initial Price)
Interest Barrier:	$80.00 (which is 80.00% of the Initial Price)

Example 1 — The Commodity price of the Underlying Asset is equal to or greater than the Call Threshold Level on the first Autocall Observation Date.

Date	Commodity Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$105.00 (equal to or greater than Call Threshold Level)	$1,028.275 (Principal Amount plus Contingent Interest Payment)
	Total Payment:	$1,028.275 (2.8275% return)

Because the commodity price of the underlying asset is equal to or greater than the call threshold level on the first autocall observation date (which is approximately three months after the trade date and is the first interest observation date), UBS will pay you on the call settlement date a total of $1,028.275 per Note, reflecting the principal amount plus the applicable contingent interest payment, for a total return of 2.8275% on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Commodity price of the Underlying Asset is equal to or greater than the Call Threshold Level on the third Autocall Observation Date.

Date	Commodity Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$50.00 (less than Interest Barrier and Call Threshold Level)	$0.00
Second Interest Observation Date and Autocall Observation Date	$80.00 (equal to or greater than Interest Barrier; less than Call Threshold Level)	$56.55 (Contingent Interest Payment plus previously unpaid Contingent Interest Payment(s))
Third Interest Observation Date and Autocall Observation Date	$110.00 (equal to or greater than Call Threshold Level)	$1,028.275 (Principal Amount plus Contingent Interest Payment)
	Total Payment:	$1,084.825 (8.4825% return)

Because the commodity price of the underlying asset is equal to or greater than the call threshold level on the third autocall observation date (which is approximately nine months after the trade date and is the third interest observation date), UBS will pay you on the call settlement date a total of $1,028.275 per Note, reflecting the principal amount plus the applicable contingent interest payment. When added to the contingent interest payment of $56.55 received on the second interest payment date (which includes the previously unpaid contingent interest payment with respect to the first interest observation date), you will have received a total of $1,084.825, for a total return of 8.4825% on the Notes. No further amount will be owed to you under the Notes.

Example 3 — Notes are NOT Called and the Final Price of the Underlying Asset is equal to or greater than the Trigger Price and the Interest Barrier.

Date	Commodity Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$90.00 (equal to or greater than Interest Barrier; less than Call Threshold Level)	$28.275 (Contingent Interest Payment)
Second Interest Observation Date and Autocall Observation Date	$50.00 (less than Interest Barrier)	$0.00
Third Interest Observation Date and Autocall Observation Date	$50.00 (less than Interest Barrier)	$0.00
Valuation Date	$80.00* (equal to or greater than Trigger Price and Interest Barrier)	$1,084.825 (Principal Amount and Contingent Interest Payment plus previously unpaid Contingent Interest Payment(s))
	Total Payment:	$1,113.10 (11.31% return)

*  Represents the arithmetic average of the commodity prices of the underlying asset on each of the averaging dates

Because the Notes are not called and the final price of the underlying asset is equal to or greater than the trigger price, at maturity UBS will pay you a total of $1,084.825 per Note, reflecting your principal amount plus the applicable contingent interest payment (which includes the previously unpaid contingent interest payments with respect to the second and third interest observation dates). When added to the contingent interest payment of $28.275 received on the first interest payment date, UBS will have paid you a total of $1,113.10 per Note for a total return of 11.31% on the Notes.

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Example 4 — Notes are NOT Called and the Final Price of the Underlying Asset is less than the Trigger Price and the Interest Barrier.

Date	Commodity Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$90.00 (equal to or greater than Interest Barrier; less than Call Threshold Level)	$28.275 (Contingent Interest Payment)
Second Interest Observation Date and Autocall Observation Date	$80.00 (equal to or greater than Interest Barrier; less than Call Threshold Level)	$28.275 (Contingent Interest Payment)
Third Interest Observation Date and Autocall Observation Date	$75.00 (equal to or greater than Interest Barrier; less than Call Threshold Level)	$28.275 (Contingent Interest Payment)
Valuation Date	$40.00* (less than Trigger Price and Interest Barrier)	$1,000.00 + [$1,000.00 × Underlying Return] = $1,000.00 + [$1,000.00 × -60%] = $1,000.00 - $600.00 = $400.00 (Payment at Maturity)
	Total Payment:	$484.825 (-51.5175% return)

*  Represents the arithmetic average of the commodity prices of the underlying asset on each of the averaging dates

Because the Notes are not called and the final price of the underlying asset is less than the trigger price, at maturity UBS will pay you $400.00 per Note. When added to the contingent interest payments of $84.825 received with respect to the prior interest observation dates, UBS will have paid you $484.825 per Note, for a loss of 51.5175% on the Notes.

The following table illustrates payments on the Notes, assuming a range of performance for the underlying asset on a given interest observation date.

The hypothetical payments set forth below are based on the hypothetical terms set forth above. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Payment upon Automatic Call or at Maturity
Hypothetical Commodity price	Interest Observation Dates Prior to the Final Interest Observation Date		Final Interest Observation Date
	Hypothetical Underlying Return at Interest Observation Date	Payment on Interest Payment Date or Call Settlement Date(1)(2)	Hypothetical Underlying Return at Maturity	Hypothetical Payment at Maturity per Note(2)(3)
$140.00	40.00%	$1,028.275	40.00%	$1,028.275
$130.00	30.00%	$1,028.275	30.00%	$1,028.275
$120.00	20.00%	$1,028.275	20.00%	$1,028.275
$110.00	10.00%	$1,028.275	10.00%	$1,028.275
$100.00	0.00%	$1,028.275	0.00%	$1,028.275
$95.00	-5.00%	$28.275	-5.00%	$1,028.275
$90.00	-10.00%	$28.275	-10.00%	$1,028.275
$80.00	-20.00%	$28.275	-20.00%	$1,028.275
$70.00	-30.00%	$0.000	-30.00%	$700.000
$60.00	-40.00%	$0.000	-40.00%	$600.000
$50.00	-50.00%	$0.000	-50.00%	$500.000
$25.00	-75.00%	$0.000	-75.00%	$250.000
$0.00	-100.00%	$0.000	-100.00%	$0.000

(1)	The Notes will be automatically called if the commodity price of the underlying asset on any autocall observation date (other than the final interest observation date) is equal to or greater than the initial price.
(2)	Does not include any previously unpaid contingent interest payments otherwise due pursuant to the memory interest feature.
(3)	This column reflects the return received only with respect to the Payment at Maturity. In addition to this payment, if the commodity price of the underlying asset was greater than or equal to the interest barrier (but below the call threshold level) on one or more of the preceding interest observation dates, investors would have previously received the applicable contingent interest payment(s) on the corresponding interest payment date(s).

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the price of the underlying asset from the initial price to the final price. If the Notes are not called and the final price is less than the trigger price, at maturity UBS will pay you a cash payment that is less than the principal amount, resulting in a percentage loss on your investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset for the Notes are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that provides commodity prices for the underlying asset for the period specified. We obtained the commodity price information set forth below from the Bloomberg without independent verification. You should not take the historical prices of the underlying asset as an indication of future performance.

The LBMA Silver Price (“Silver”)

The price of silver to which the return on the Notes is linked to, for any Trading Day, the official London Silver price in U.S. cents per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents per troy ounce gross, as calculated and administered by independent service provider(s) pursuant to one or more agreement(s) with the LBMA and displayed on the Bloomberg page “SLVRLN <INDEX>” that displays the price effective as of that day.

The London Bullion Market Association; The London Silver Market

The London silver market is the principal global clearing center for over-the-counter silver bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London silver bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently composed of 74 full members (including 12 market-making members) and 56 affiliate members located in more than 20countries.

In October 2017, the traditional London Silver Fix was replaced by the LBMA Silver Price. ICE Benchmark Administration Limited (“IBA”) provides the auction platform, methodology as well as overall independent administration of the electronic auction process of the LBMA Silver Price.

The auction takes place on each London business day at 12:00 p.m. London time and is set by a series of auction rounds where participants that have been accredited by the LBMA to contribute to the LBMA Silver Price input their buy and sell volume orders. The auction is supervised by at least three IBA analysts, appointed by IBA to determine the price for each round and ensure that the price responds appropriately to market conditions. The chairperson sets the starting price and the price for each round in line with current market conditions and the activity in the auction. Participants then enter buy and/or sell orders by volume (i.e., number of ounces). If the net volume (the difference between buying and selling) of all participants falls within the pre-determined imbalance threshold at the end of a round, the auction will be complete, with any imbalance shared equally among all direct participants (even if they did not place orders or did not log in) and the net volume for each participant tradable at the final price. If the net volume of all participants does not fall within the pre-determined imbalance threshold, then the auction is not balanced, the price is adjusted and a new round starts. Additional information about the LBMA Silver Price is available at the websites of the LBMA and IBA. We are not incorporating any such website into this document or any document incorporated by reference herein.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

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Historical Information

The graph below illustrates the performance of the underlying asset from January 1, 2012 through April 5, 2022, based on the daily commodity prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The commodity price of the underlying asset on April 5, 2022 was 2,467.50¢. The initial price of the underlying asset is 2,428.60¢ and was determined by the calculation agent on the strike date based on observed prices of the underlying asset on the strike date at the time selected by J.P. Morgan Securities LLC as placement agent and is lower than its commodity price on the strike date. The dotted lines represent the call threshold level of 2,428.60¢ and the trigger price and interest barrier of 1,942.88¢, which are equal to 100.00% and 80.00%, respectively, of the initial price. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. This discussion replaces the U.S. federal income tax discussions in the accompanying prospectus.

General. This discussion, other than the section below entitled “Non-U.S. Holders”, applies to you only if you are a U.S. Holder, the original investor in the Notes and you hold your Notes as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities or currencies,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a financial institution or a bank,
♦	a regulated investment company or a real estate investment trust or a common trust fund,
♦	a life insurance company,
♦	a tax-exempt organization or an investor holding the securities in a tax-advantaged account (such as an “individual retirement account” or “Roth IRA”),as defined in Section 408 of the Code or Section 408A of the Code, respectively,
♦	a person that owns Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or the underlying asset,
♦	a taxpayer subject to special tax accounting rules under Section 451(b) of the Code, or
♦	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

U.S. Tax Treatment. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying asset. If your Notes are so treated, any contingent interest payment that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent interest payment, you should generally recognize capital gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payment) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to an interest payment date that are attributable to an expected contingent interest payment could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible alternative treatment under Section 1256 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above.

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Alternative Treatments. The IRS, for example, might assert that Section 1256 of the Code should apply to your Notes. If Section 1256 of the Code were to apply to your Notes, gain or loss recognized with respect to your Notes (or a portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize income as if the Notes or the relevant portion of the Notes had been sold for fair market value). The IRS might also assert that any gain on the Notes could be subject to tax at a special 28% maximum rate that is applicable to “collectibles”. Lastly, the IRS may assert that the Notes should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“reportable transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes generally should not be treated as a reportable transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a reportable transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent interest payments is unclear. Subject to FATCA, as discussed below, our special U.S. tax counsel is of the opinion that contingent interest payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent interest payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Gain from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S. If any gain realized on the taxable disposition of the Notes by the non-U.S. holder is described in any of the preceding, a non-U.S. Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

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Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the entire term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Market Disruption Events

With respect to the underlying asset, the calculation agent will determine the commodity price on each interest observation date, autocall observation date and averaging date (each, an “observation date”), and the final price based upon the arithmetic average of the commodity prices on each of the averaging dates (including the valuation date). If the calculation agent determines that, on any interest observation date (other than the valuation date), a market disruption event has occurred or is continuing with respect to the underlying asset, the affected date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will determine the commodity price by reference to the commodity price on the first trading day following such date on which no market disruption event occurs or is continuing. If however, the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the commodity price on such day. In such an event, the calculation agent will estimate the commodity price for the underlying asset that would have prevailed in the absence of the market disruption event.

In the case of determining the final price of the underlying asset, to the extent a market disruption event occurs on any averaging date (including the valuation date), the affected averaging date shall be the first succeeding valid date. A “valid date” is a trading day on which a market disruption event has not occurred and which is not otherwise scheduled to be an averaging date. If the first succeeding valid date in respect of the underlying asset has not occurred as of the close of trading on the tenth trading day immediately following the originally scheduled averaging date, then (1) that tenth trading day shall be deemed to be the averaging date (irrespective of whether that tenth trading day is already an averaging date) and (2) the calculation agent will determine the commodity price (and thereafter, the final price) on such day as specified above. If the calculation agent postpones an averaging date (and therefore the determination of the final price), the calculation agent may also postpone the maturity date to ensure that the number of business days between the latest-postponed valuation date and the maturity date remains the same.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone the applicable observation date or averaging date (including the valuation date) if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the commodity price of the underlying asset.

Any of the following will be a “market disruption event”, as determined by the calculation agent:

♦	the failure of Bloomberg to announce or publish the commodity price for the underlying asset or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;
♦	the commodity price is not published for the underlying asset;
♦	a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in options or futures contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange” for those contracts);
♦	the underlying asset or options or futures contracts relating to the underlying asset do not trade on what was, on the strike date, the relevant exchange for the underlying asset or the related exchange for those options or futures contracts;
♦	the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for options or futures contracts relating to the underlying asset fails to open for trading during its regular trading session;
♦	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for options or futures contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or
♦	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to the Notes.

The following events will not be market disruption events:

♦	a limitation on the hours or numbers of days of trading in the underlying asset in its relevant market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the options or futures contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for options or futures contracts related to the underlying asset, if available, will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or options or futures contracts related to the underlying asset, in the primary market for those contracts, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,
♦	an imbalance of orders relating to those contracts, or
♦	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in options or futures contracts, as applicable, related to the underlying asset in the primary market for those contracts.

“Relevant Market” means the LBMA, an independent service provider appointed by the LBMA to calculate and administer the commodity price of the underlying asset or the primary exchange or market of trading related to the underlying asset.

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Permanent Disruption Events; Alternative Method of Calculation

Any of the following may be a “permanent disruption event” (and, together with a market disruption event a “disruption event”), as determined by the calculation agent:

♦	the permanent discontinuation or disappearance of trading in the underlying asset or the physical delivery of the commodity underlying the underlying asset;
♦	the permanent discontinuation or disappearance of options or futures contracts relating to the underlying asset;
♦	the permanent discontinuance or unavailability of Bloomberg as a price source for such purpose; or
♦	the disappearance or permanent discontinuance or unavailability of the commodity price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the options or futures contracts relating to the underlying asset.

If a permanent disruption event occurs, and the underlying asset is traded, or the physical delivery of the underlying asset is effectuated on another exchange (a “successor relevant market”) or the commodity price of the underlying asset is available from another source (a “successor commodity price”), then the commodity price on each interest observation date, autocall observation date and/or averaging date (including the valuation date) will be determined by reference to the commodity prices of such successor commodity future at the close of trading on such relevant exchange on each date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying asset.

If a permanent disruption event occurs with respect to the underlying asset prior to, and such discontinuation is continuing on, the relevant interest observation date, autocall observation date and/or averaging date (including the valuation date) and the calculation agent determines that no successor relevant market or no successor commodity price, as applicable, is available at the time, or if the calculation agent has previously selected a successor relevant market and trading in, or the physical delivery of, the underlying asset is discontinued on that successor relevant market prior to, and that discontinuation is continuing on, that date, or if the calculation agent has previously selected a successor commodity price and that successor price is no longer made available by its price source prior to that date, then the calculation agent will determine the commodity price on each interest observation date and/or averaging date (including the valuation date) for the underlying asset.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the market value of, and market value of, and return on, the Notes.

Any of the following may be considered an “alternative method of calculation” with respect to the underlying asset, as determined by the calculation agent:

♦	the occurrence since the strike date of a material change in the formula for or the method of calculating the relevant commodity price of the underlying asset;
♦	the occurrence since the strike date of a material change in the content, composition or constitution of the underlying asset; or
♦	a modification in the reporting of the commodity price for the underlying asset such that it does not, in the opinion of the calculation agent, fairly represent the value of the underlying asset.

If the calculation agent determines there is an alternative method of calculation for the underlying asset, the calculation agent will, at the close of business in New York City on the applicable interest observation date, autocall observation date and/or averaging date (including the valuation date) for the underlying asset, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset.

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Additional Terms of the Notes

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture (which is described in the accompanying prospectus), we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by that Security. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal: (i) the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus (ii) the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless: (i) no quotation of the kind referred to above is obtained; or (ii) every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P Global, LLC, or any successor, or any other comparable rating then used by that rating agency; or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Notes, we mean any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London.

Trading Day

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the relevant market(s) on which the underlying asset is listed or admitted for trading.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the settlement date of your Notes without notice. The calculation agent will make all determinations regarding whether the Notes are subject to an automatic call, the payment upon an automatic call or at maturity, market disruption events, business days, trading days, the default amount, the commodity price, the underlying return, the initial price, the call threshold level, the interest barrier, trigger price, the final price and all other determinations with respect to the Notes, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount specified on the cover hereof. The Agents intend to resell the offered Notes at the original issue price to the public, provided that certain fiduciary accounts may purchase the Notes for as low as the price specified on the cover hereof and the Agents may forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Interest Observation Dates and Interest Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	11
Information About the Underlying Asset	13
What are the Tax Consequences of the Notes?	15
Market Disruption Events	18
Permanent Disruption Events; Alternative Method of Calculation	19
Additional Terms of the Notes	20
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	21

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$•
UBS AG
Phoenix Autocallable Notes with
Memory Interest
due April 21, 2023

Amendment No. 1 dated April 6, 2022
to the Preliminary Pricing Supplement dated April 6, 2022
(To Prospectus dated March 4, 2022)

UBS Investment Bank
J.P. Morgan Securities LLC